EXHIBIT 99.1

News Release	For Immediate Release

Zix Corporation Announces Second Quarter 2003 Financial Results

ZixCorp’s new end-user commitments total $2.7 million, up 42% from the first quarter of 2003 and up 700% from the second quarter of 2002

DALLAS — July 24, 2003 — Zix Corporation (ZixCorp™), (Nasdaq: ZIXI), a global provider of e-messaging protection and transaction services, today announced financial results for the second quarter ended June 30, 2003. ZixCorp recorded a second quarter, 2003 net loss of $6.1 million, or $0.31 per share, compared to the first quarter of 2003 net loss of $6.8 million, or $0.36 per share, and a second quarter, 2002 net loss of $7.9 million, or $0.45 per share. Revenues were $1.0 million in the second quarter, compared to $639 thousand in the first quarter of 2003 and $303 thousand in the second quarter of 2002.

“ZixCorp is continuing to see exceptional growth within our target markets,” said John A. Ryan, ZixCorp’s chairman, president, and CEO. “The new end-user commitments for the second quarter total approximately $2.7 million. That number is up 42 percent from the first quarter of 2003 and up over 700 percent from the same quarter in 2002. End-user order backlog as of June 30, 2003, has grown to approximately $5.4 million, which includes deferred revenues on the company’s consolidated balance sheet. Approximately 40 percent of this backlog is expected to be recognized as revenue over the remaining two quarters of 2003.

“We have increased our end-user commitments in all service categories and we are starting to experience the benefits of increasing our customer base, which includes renewals as well as additional service purchases,” continued Ryan. “Two such examples are Blue Cross Blue Shield of Arizona which has expanded its secure e-messaging and protection management services and Humana, which has renewed for its second year.”

Business Highlights of the Quarter:

•	Major transactions in the second quarter of 2003 exceeded 50, as compared to the 37 transactions in the first quarter of 2003.

•	ZixCorp earned the American Institute of Certified Public Accountants SysTrust™ certification for system reliability for effectiveness of controls over the security, availability, processing integrity, and confidentiality of ZixCorp’s ZixSecure Center™.

•	Total new order commitments for healthcare customers increased to $2.25 million in the second quarter of 2003 representing an increase of 34 percent over the first quarter of 2003.

•	Total transaction volume running through the ZixSecure Center grew from approximately 40 million transactions in the first quarter of 2003 to 100 million in the second quarter of 2003. In looking at the individual service offerings, the volumes of the ZixPort™ and ZixWorks™ transactions grew from about 4 million in the first quarter of 2003 to 60 million in the second quarter of 2003.

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www.zixcorp.com 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070

Zix Corporation Announces Second Quarter 2003 Financial Results	Page 2 of 6

•	ZixCorp secured strategic alliances with such organizations as the New Jersey Hospital Association, AllHealth, and Ascension Health.

Subsequent Event:

In July 2003, ZixCorp announced a strategic agreement whereby it acquired substantially all of the assets of Ohio-based PocketScript, LLC. The acquisition will enable ZixCorp to expand its services into the e-prescription marketplace. ZixCorp has partnered with Tufts Health Plan to offer a comprehensive e-prescribing program that will dramatically improve patient safety and reduce medical costs to Tufts Health Plan physicians.

Financial Highlights for the Quarter:

Revenues: Revenues were $1.0 million in the current quarter. The new end-user commitments for the second quarter total approximately $2.7 million. The end-user order backlog as of June 30, 2003, has grown to approximately $5.4 million, which includes deferred revenues on the company’s consolidated balance sheet. Approximately 40 percent of this backlog is expected to be recognized as revenue over the remaining two quarters of 2003.

Revenues in each of the 2002 and 2003 quarterly periods include $234,000 resulting from the pro rata recognition of certain minimum payments associated with ZixCorp’s marketing and distribution agreement with Entrust, Inc. In July 2003, the company and Entrust mutually agreed to terminate the agreement in exchange for a $700,000 cash payment received from Entrust. Also in July, the company terminated its distribution agreement for Japan with AOS Technologies, Inc., formerly AlphaOmega Soft Co., Ltd. As a result of the termination of these contracts, revenues for the third quarter of 2003 will include approximately $584,000, which represents the aggregate final revenues to be recognized under these contracts and aggregate scheduled minimum payments to have been received by the company through 2005, totaling $3,650,000, have been cancelled.

Capital Funding: During the second quarter, the company completed three transactions, which, in the aggregate, increased cash and marketable securities by approximately $7,546,000. In April 2003, in connection with the March 2003 warrant exercise and replacement agreement with the company’s former noteholders, the noteholders exercised their remaining warrants to purchase 305,899 shares of the company’s common stock for $1,266,000.

Separately, in June 2003, the company exchanged its $900,000 subordinated promissory note due in 2006 from Maptuit Corporation and one million shares of Maptuit’s common stock for $530,000 in cash and, on January 15, 2004, can require Maptuit to purchase the company’s remaining one million shares of Maptuit’s common stock for $70,000 in cash.

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www.zixcorp.com 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070

Zix Corporation Announces Second Quarter 2003 Financial Results	Page 3 of 6

Lastly, in June 2003, the company completed private placements whereby the company received an aggregate of $5,750,000 in cash in exchange for 1,566,758 shares of common stock and currently exercisable warrants to purchase 231,855 shares of common stock at an exercise price of $4.96 per share.

Cash Utilization: At June 30, 2003, the cash and marketable securities position of the company was $12,951,000. Net cash used by continuing operations during the second quarter of 2003 was $4,456,000, as compared to $3,957,000 in the first quarter of 2003 and $4,380,000 in the second quarter of 2002. The recent trend for a reduced level of additions to property and equipment reversed in 2003 as expected, evidenced by purchases in the first and second quarters of 2003 totaling $576,000 and $570,000 respectively, as the company upgrades certain computer hardware in its data center and acquires computer equipment to satisfy customer orders for the company’s products and services, primarily ZixVPM® and ZixWorks.

About Zix Corporation

Zix Corporation (ZixCorp™) is a global provider of e-messaging protection and transaction services. ZixCorp offers a range of solutions to protect organizations from viruses, spam, and electronic attack, as well as enabling secure electronic communications, such as email encryption and e-prescribing. ZixCorp helps organizations of any size to streamline operations, mitigate risks, and leverage the efficiencies of e-messaging. For more information, visit www.zixcorp.com.

Safe Harbor Statement

The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s lack of significant revenues; the company’s ability to achieve broad market acceptance for its products and services; the company’s reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in the e-messaging management and protection business; and the company’s ability to successfully and timely introduce new e-messaging management and protection products and related services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.

Contact:

Media/Investor: Whitney Gilliam, ZixCorp, (214) 515-7338, wgilliam@zixcorp.com

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www.zixcorp.com 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070

Zix Corporation Announces Second Quarter 2003 Financial Results	Page 4 of 6

ZIX CORPORATION
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Revenues	$1,014	$303	$1,653	$692
Cost of revenues	(1,854)	(2,513)	(3,614)	(5,408)
Research and development expenses	(1,219)	(1,532)	(2,423)	(3,596)
Selling, general and administrative expenses	(4,532)	(4,645)	(9,055)	(9,978)
Investment and other income	30	72	71	187
Realized gain on investments	530	—	530	—

Loss from continuing operations before income taxes	(6,031)	(8,315)	(12,838)	(18,103)
Income taxes	(24)	269	(48)	269

Loss from continuing operations	(6,055)	(8,046)	(12,886)	(17,834)
Discontinued operations	—	117	—	117

Net loss	$(6,055)	$(7,929)	$(12,886)	$(17,717)

Basic and diluted loss per common share:
Continuing operations	$(0.31)	$(0.46)	$(0.66)	$(1.01)
Discontinued operations	—	0.01	—	0.01

Net loss	$(0.31)	$(0.45)	$(0.66)	$(1.00)

Weighted average shares outstanding	21,152	17,675	20,862	17,619

www.zixcorp.com 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070

Zix Corporation Announces Second Quarter 2003 Financial Results	Page 5 of 6

ZIX CORPORATION
(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2003	December 31, 2002

ASSETS
Cash and marketable securities	$12,951	$14,832
Receivables	460	1,014
Other current assets	664	1,546
Property and equipment, net	3,171	3,608

	$17,246	$21,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,350	$2,976
Deferred revenues	3,092	826
Convertible preferred stock	5,389	5,653
Stockholders’ equity	6,415	11,545

	$17,246	$21,000

www.zixcorp.com 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070

Zix Corporation Announces Second Quarter 2003 Financial Results	Page 6 of 6

ZIX CORPORATION
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended

	June 30, 2003	June 30, 2002

Loss from continuing operations	$(12,886)	$(17,834)
Non-cash expenses	2,027	8,915
Changes in assets and liabilities, net	2,446	(317)
Discontinued operations	(35)	86

Net cash used by operating activities	(8,448)	(9,150)
Purchases of property and equipment, net	(1,146)	(116)
Purchases and sales of marketable securities, net	1,992	1,976
Partial recovery of investment in Maptuit Corporation	530	—

Net cash provided by investing activities	1,376	1,860
Proceeds from exercise of warrants	1,575	—
Proceeds from private placement of common stock	5,608	—

Net cash provided by financing activities	7,183	—
Increase (decrease) in cash and cash equivalents	111	(7,290)
Cash and cash equivalents, beginning of period	7,586	8,857

Cash and cash equivalents, end of period	$7,697	$1,567

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www.zixcorp.com 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070